Exhibit 10.16

Alien Technology Corporation 18220 Butterfield Blvd. Morgan Hill, CA 95037 Main Number: (408) 782-3900 Main Fax: (408) 782-3910

November 24, 2004

C. Scott Hartz

712 Fifth Avenue

17th Floor

New York, NY 10019

Dear Mr. Hartz:

I am pleased to offer you a seat on the Alien Technology Corporation Board of Directors, effective December 15, 2004. With the hope and expectation that you will accept this offer, I have summarized a few related matters below for your reference.

First, should you accept this offer, Alien Technology Corporation (the “Company”) will, upon the effective date, grant you an option (the “Option”) to purchase up to 150,000 shares of the Company’s Common Stock under the 1997 Stock Plan (the “Plan”) at an exercise price equal to the fair market value of the shares on the date of grant as determined under the Plan. The fair market value of the Common Stock is currently $1.25 per share. Subject to the terms of the Plan and related option agreement, the Option will vest as to l/4th of the shares twelve months from the grant date, and as to an additional 1/48th of the shares each month thereafter until fully vested in four years.

Second, in addition to the indemnification rights you, in your capacity as a director of the Company, will be entitled to under the Company’s Bylaws and Certificate of Incorporation, we propose to grant you the additional contractual indemnification and related rights provided in the enclosed Indemnification Agreement.

Third, the Company will pay you an annual fee of $12,000, paid in equal increments based on six meetings of the Board of Directors per year. Additionally, the Company will reimburse you for reasonable travel expenses associated with your attendance at Board of Directors meetings. Activities in connection with your seat on the Board of Directors will include participation in the Company’s Audit Committee.

Finally, as you know, the Company’s intellectual property and other proprietary information is one of our most important assets and we must all be vigilant in our protection of it. Although it goes without saying, I feel it is appropriate to remind all new directors of their fiduciary duties of loyalty and care to the Company. These include the duty to maintain the confidentiality of the Company’s confidential and proprietary information and the duty to not use such information other than to promote the Company’s best interests. I am sure that you can appreciate the importance of these matters to us.

November 24, 2004

Again, I am happy to extend this invitation to you. Your participation on our Board would be of great benefit to the Company.

Best Regards,

/s/ Stavro Prodromou
Stav Prodromou
Chief Executive Officer

Acknowledged and agreed:

/s/ C. Scott Hartz
C. Scott Hartz

12/5/04
Dated

Alien Technology Corporation 18220 Butterfield Blvd. Morgan Hill, CA 95037 Main Number: (408) 782-3900 Main Fax: (408) 782-3910

May 20, 2005

C. Scott Hartz

712 Fifth Avenue

17th Floor

New York, NY 10019

Dear Mr. Hartz:

This letter hereby amends the terms and conditions of your Offer Letter dated November 24, 2004 entered into in connection with your joining the Alien Technology Corporation (“Company”) Board of Directors and serving as a member of the Company’s Audit Committee. In addition, this letter modifies the vesting schedule (and provides vesting acceleration benefits in the event of a change of control transaction) with respect to the December 15, 2004 option granted to you to purchase 150,000 shares of common stock pursuant to the Notice of Grant of Stock Options and Option Agreement (the “Option Agreement”).

Subject to your counter-signature indicating your acceptance of the terms of this letter agreement, (i) the shares subject to the Option Agreement will vest as to 1/36th of the shares one month from the December 15, 2004 grant date (“Vesting Commencement Date”), and as to an additional 1/36th of the shares each month thereafter until fully vested in three years, subject to your continued services to the Company on such vesting dates, and (ii) in the event you are a Director of the Company on the date of a Change of Control (as defined below) that occurs before the three-year anniversary of the Vesting Commencement Date, then 100% of the then-unvested shares subject to the Option Agreement shall immediately vest and become exercisable upon the effective date of such Change of Control.

“Change of Control” means the occurrence of any of the following events (except in each case as a result of the sale by the Company of its securities for the purpose of raising additional funds):

(a) Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, a Subsidiary of the Company, or a Company employee benefit plan) which did not previously possess such securities becomes the “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing a majority of the combined voting power of the Company’s then outstanding securities;

(b) The closing of (i) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (ii) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity; or

(c) The issuance of securities which would give a “person” or “group” beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors; or

(d) Election of individuals representing a majority of the board of directors if those directors were nominated by a “person” or “group” and the incumbent board of directors publicly opposed the election of those directors.

Additionally, from and as of the date of this letter, by countersigning this letter agreement you are indicating that you agree that the Company will no longer be contractually obligated to pay the annual fee of $12,000, on any increments relating thereto, specified in your Offer Letter. You will be entitled to retain all increment payments of the annual fee received prior to the date of this letter. For avoidance of confusion, Company will continue to reimburse you for reasonable travel expenses associated with your attendance at Board of Directors meetings.

Except as specifically provided herein, all terms and conditions of the Offer Letter and the Option Agreement shall remain in full force and effect.

If you are in agreement, please sign below and return one fully executed original copy to my attention. Please do not hesitate to contact me should you have any questions. We look forward to your continuing to service to Alien Technology Corporation.

Best Regards,

/s/ Stavro Prodromou
Stav Prodromou
Chief Executive Officer

Acknowledged and agreed:

/s/ C. Scott Hartz
C. Scott Hartz

6/10/05
Dated

Amendment to Offer Letter and Stock Option Agreement

C. Scott Hartz, dated May 20, 2005